Exhibit H(44)

Execution Copy

FATCA SUPPORT SERVICES AGREEMENT

AGREEMENT (this “Agreement”) made as of the 18th day of February, 2015 by and between STATE STREET BANK AND TRUST COMPANY, a trust company organized under the laws of The Commonwealth of Massachusetts, United States of America, with its principal place of business at One Lincoln Street, Boston, Massachusetts 02111 (the “FATCA Services Provider”), and MassMutual Select Cayman Global Allocation Fund I, Ltd. (such fund and each fund and investment vehicle made subject to this Agreement in accordance with Section 27 below shall hereinafter be referred to as a “Fund” and collectively as the “Funds”, collectively with the FATCA Services Provider, the “Parties”, or a “Party”). Although the FATCA Services Provider and each Fund have executed this Agreement in the form of a master agreement for administrative convenience, this Agreement shall create a separate Agreement for each Fund as though the FATCA Services Provider had executed a separate Agreement with each Fund. The rights and obligations of each Fund under this Agreement are several. No rights, responsibilities or liabilities of a Fund shall be attributed to any other Fund.

W I T N E S S E T H:

WHEREAS, the FATCA Services Provider is in the business of providing bookkeeping, fund accounting, and certain fund administration services to investment pools and investment managers and advisers; and

WHEREAS, each Fund is in the business of investing in securities for the benefit of individuals and/or entities that hold ownership interests in such Fund (each, an “Investor”, and, collectively, the “Investors”); and

WHEREAS, each Fund has appointed an investment manager of the Fund (as applicable, the “Investment Manager”); and

WHEREAS, each Fund currently expects to comply with Sections 1471 to 1474 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“FATCA”); and

WHEREAS, each Fund desires to retain the FATCA Services Provider to perform certain services for such Fund in relation to the FATCA obligations that it would undertake to comply with FATCA, and wishes to enter into this Agreement in order to set forth the terms and conditions upon which the FATCA Services Provider will render and implement the services specified herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Duties of the FATCA Services Provider. From and after the date of this Agreement, the FATCA Services Provider hereby agrees to provide to each Fund the services (the “FATCA Services”) as set forth in the Services Exhibit attached hereto and as may be supplemented or modified by the Parties from time to time in writing, which upon execution and delivery shall form a part of this Agreement (the “Services Exhibit”), in connection with such Fund’s actual, or anticipated, FATCA obligations.

2. Duties of the Fund.

Except to the extent otherwise maintained by the Administrator for each Fund, such Fund shall be responsible for accurately and timely supplying the Administrator with (i) all information required in order for the Administrator to provide the FATCA Services set forth in the Services Exhibit, and/or arranging for the provision of such information from third parties, as may be required in order for the Administrator to provide the FATCA Services set forth in the Services Exhibit, and (ii) any information requested by the Administrator in connection with the foregoing. Examples of information required include the following:

(i) Information related to the Investors, maintained by the Fund or any agent of the Fund, such as subscription documents, contact and mailing lists, telephone numbers, wire instructions details, information on the place of birth of the Investors, information on power of attorney or signature authority granted by the Investors to other persons, formation documents for Investors that are not individuals (partnership agreements, articles of incorporation, etc.), investor account information maintained by third party transfer agents and relevant information collected by the Fund or any agent of the Fund in connection with the Fund’s anti-money laundering (“AML”) and know-your-client (“KYC”) process;

(ii) Tax information completed by the Investors such as W-8s, W-9s and by the Fund, such as W-8, including the Fund’s global intermediary identification number, as applicable, when issued; and

(iii) For a Fund that is a Foreign Financial Institution (“FFI”), a copy of the Fund’s FFI agreement, if applicable, as and when executed.

(b) Each Fund acknowledges that the provision of the FATCA Services by the Administrator requires the use of material assumptions. Each Fund shall promptly review all data generated by the Administrator in connection with its provision of the FATCA Services for accuracy and completeness and shall approve such data prior to the data being reported to the Internal Revenue Service (the “IRS”) or a local taxing authority, as appropriate. Unless a Fund promptly rejects the data provided to it by the Administrator, such Fund agrees that it shall be deemed to have approved and agreed to all of the material assumptions, processes, methods and procedures, including decision trees, used by the Administrator in the provision of the FATCA Services, as such may be provided from time to time by the Administrator to such Fund.

(c) Each Fund shall be solely responsible for complying with all laws, rules and regulations applicable to it, including, without limitation, FATCA.

(d) Each Fund acknowledges and agrees that if such Fund is domiciled in a jurisdiction that limits the use of investor data (absent investor consent) and/or mandates notification to investors about changes in the use of their data or to a local data protection regulator, it will have the sole responsibility to obtain any such required consent or make such required notification prior to the commencement of the FATCA Services.

(e) Each Fund acknowledges that the FATCA Services Provider is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice. Each Fund further acknowledges that the FATCA Services Provider does not provide legal or tax advice or guidance and the FATCA Services do not constitute such advice, and each Fund agrees that it is solely responsible to obtain legal or tax advice, if needed, in order to ensure its compliance with FATCA.

3. Compensation.

In consideration of the FATCA Services to be rendered to the Funds by the FATCA Services Provider under this Agreement, the Funds shall pay the FATCA Services Provider a service fee (“Service Fee”) as agreed upon from time to time in a written fee schedule approved by the Funds and the FATCA Services Provider. The Service Fee will be due and payable by the Funds to the FATCA Services Provider on the next business day following receipt of an itemized statement pursuant to the fee schedule.

4. Non-Exclusivity.

The FATCA Services provided by the FATCA Services Provider hereunder are not exclusive. The FATCA Services Provider currently renders and may render various FATCA services and other related services, as well as provide other services, software and goods, to other clients during the term of this Agreement, and such services and goods may be the same or different or may rely on the same or different methods and programs as are utilized in the performance of the FATCA Services for the Funds.

5. Confidentiality.

The Funds expect to disclose to the FATCA Services Provider confidential accounting, customer, and other business records pursuant to the terms of this Agreement. The FATCA Services Provider expects to disclose certain confidential proprietary information to the Fund, including fees, templates, processes, procedures, decision trees, technology and systems information, and the terms and provisions of this Agreement.

The party receiving confidential information (“Receiving Party”) agrees to maintain the confidentiality of all such information (“Confidential Information”) by appropriately instructing employees, external counsel, auditors and others who may be accorded access to such information by the Receiving Party, and by not using or disclosing same for any purpose other than in fulfillment of obligations of such Receiving Party under this Agreement.

Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the Receiving Party, (ii) is publicly disclosed by its proprietor, (iii) is otherwise lawfully obtained from third parties after reasonable inquiry regarding their authority to possess and disclose same, (iv) is independently developed by the recipient in a manner that can be shown not to have used the information received, (v) is known by the Receiving Party on the date hereof other than by reason of discussions with or disclosures by the parties in negotiating this Agreement, or (vi) is or becomes known as a result of another transaction between the parties hereto, but information referred to in this subclause (vi) shall be subject to any limitations imposed on its use and disclosure by that transaction.

Notwithstanding any other provisions set forth herein to the contrary, the Receiving Party shall have the right to disclose Confidential Information pursuant to one or more court, administrative, or regulatory orders or inquiries, or otherwise as required by law or regulation applicable to the Receiving Party or its parent or the non-disclosing party.

6. Liability.

(a) Standard of Care. The FATCA Services Provider shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder; provided, however, that the FATCA Services Provider shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by any Fund unless caused solely by the FATCA Services Provider’s own fraud, gross negligence or willful misconduct or that of its agents or employees. The FATCA Services Provider shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers to any Fund or the Investment Manager. In the event that the FATCA Services Provider is held liable for any reason in connection with this Agreement, including, but not limited to, any liability relating to any Fund’s compliance with the requirements of FATCA and any other federal or state statute, law, regulation or ruling, or statute, law, regulation or ruling outside of the United States, the FATCA Services Provider’s cumulative liability for any events in the calendar year in which an event occurred resulting in liability, regardless of the form of action or legal theory, shall be limited to, with respect to any individual fund, the aggregate fees paid for FATCA Services to the FATCA Services Provider with respect to such Fund hereunder during such calendar year.

(b) Force Majeure. Without in any way limiting the generality of the foregoing, the FATCA Services Provider shall in no event be liable for any loss, damages, costs or expenses arising from causes beyond the FATCA Services Provider’s reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to any Fund resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, act of terrorism, communications disruption or other impossibility of performance.

(c) Consequential Damages. Notwithstanding anything in this Agreement to the contrary, the FATCA Services Provider shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to any Fund’s use of the FATCA Services provided hereunder or the performance of or failure to perform the FATCA Services Provider’s obligations under this Agreement, whether or not the possibility of such damage was disclosed to the FATCA Services Provider or could have been reasonably foreseen by the FATCA Services Provider and whether asserted on the basis of contract, tort (including negligence and strict liability) or otherwise.

(d) Reliance on Information and Instructions. The FATCA Services Provider is authorized and instructed to rely upon the information it receives from each Fund, the Investment Manager on such Fund’s behalf, or any third party (including, without limitation, the Fund’s administrator, custodian(s), prime broker(s), and other service providers to such Fund) authorized by any Fund to provide such information to the FATCA Services Provider and on any instructions received from any Fund or the Investment Manager on such Fund’s behalf. The FATCA Services Provider is further authorized to rely upon any information it receives from the Fund’s Investors. Each Fund, the Investment Manager on its behalf, the Fund’s Investors and any third party from which the FATCA Services Provider shall receive or obtain certain records, reports and other data included in the FATCA Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the FATCA Services Provider shall be entitled to rely on such records, reports and other data as provided to the FATCA Services Provider by any Fund, the Investment Manager, or any third party, and any instructions provided to the FATCA Services Provider by any Fund, and shall have no responsibility for making any interpretive determinations with respect thereto. The FATCA Services Provider shall be entitled to rely upon each Fund’s approval of data generated by the FATCA Services Provider in providing the FATCA Services as conclusive evidence of the accuracy and completeness of the data. The FATCA Services Provider has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by any Fund as a result of the FATCA Services Provider’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of any Fund, the Investment Manager, or such third party. The FATCA Services Provider shall have no responsibility and shall be without liability for any loss or damage caused by the failure of any Fund, the Investment Manager, or any third party to provide it with the information required.

(e) Right to Receive Advice. At any time, the FATCA Services Provider may apply to any officer of a Fund for instructions and may consult with its own legal counsel or outside counsel for a Fund at the expense of such Fund, with respect to any matter arising in connection with the FATCA Services to be performed under this Agreement. The FATCA Services Provider shall not be liable, and shall be indemnified by each Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice. Nothing in this paragraph shall be construed as imposing upon the FATCA Services Provider any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

7. Representations and Warranties.

(a) Each Fund hereby represents and warrants to the FATCA Services Provider as follows:

(i) The Fund has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement.

(ii) The Fund has duly authorized and executed this Agreement, and upon delivery of this Agreement by the Fund, this Agreement shall be binding on the Fund and be enforceable against the Fund in accordance with the terms of this Agreement, subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii) The execution, delivery and performance of this Agreement by the Fund will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Fund is a party or by which the Fund is bound or to which any of the property or assets of the Fund is subject, or any order, rule, law, regulation, or other legal requirement applicable to the Fund or to the property or assets of the Fund.

(iv) The Fund is in compliance with all laws, rules, and regulations, including without limitation data protection and privacy laws, having application to its business, properties, and assets the violation of which could materially adversely affect the Fund’s or the FATCA Services Provider’s performance of their obligations under this Agreement.

(v) The Fund is duly organized and validly existing under the laws of the jurisdiction set forth opposite its name on Appendix A.

(vi) There is no administrative, civil or criminal proceeding pending or to its knowledge, threatened against the Fund that could have a material adverse effect on the Fund’s business or financial condition. The Fund is not aware of any other information that would be likely to have a material adverse effect on the Fund’s business or financial condition.

(vii) Where Investor information provided by the Fund or the Fund’s Investors includes information about an identifiable individual (“Personal Information”), the Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the FATCA Services Provider, and as required for the FATCA Services Provider to use and disclose such Personal Information in connection with the performance of the FATCA Services. The Fund acknowledges that the FATCA Services Provider may perform any of the FATCA Services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Fund, including the United States and that information relating to the Fund, including Personal Information of Investors may be accessed by national security authorities, law enforcement and courts. The FATCA Services Provider shall be kept indemnified by and be without liability to the Fund for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

(b) The FATCA Services Provider hereby represents and warrants to each Fund as follows:

(i) The FATCA Services Provider has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement.

(ii) The FATCA Services Provider has duly authorized and executed this Agreement, and upon delivery of this Agreement by the FATCA Services Provider, this Agreement shall be binding on the FATCA Services Provider and be enforceable against the FATCA Services Provider in accordance with the terms of this Agreement; subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii) The execution, delivery and performance of this Agreement by the FATCA Services Provider will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the FATCA Services Provider is a party or by which the FATCA Services Provider is bound or to which any of the property or assets of the FATCA Services Provider is subject, or any order, rule, law, regulation, or other legal requirement applicable to the FATCA Services Provider or to the property or assets of the FATCA Services Provider.

(iv) The FATCA Services Provider is in compliance with all laws, rules, and regulations having application to its business, properties, and assets, the violation of which could materially adversely affect the FATCA Services Provider’s performance of its obligations under this Agreement.

(v) The FATCA Services Provider is a [trust company duly organized and validly existing under the laws of The Commonwealth of Massachusetts].

(vi) There is no administrative, civil or criminal proceeding pending or to its knowledge, threatened against the FATCA Services Provider that could have a material adverse effect on the FATCA Services Provider’s performance of its obligations under this Agreement. The FATCA Services Provider is not aware of any other information that would be likely to have a material adverse effect on the FATCA Services Provider’s performance of its obligations under this Agreement.

8. Indemnification.

Each Fund shall, severally and not jointly, indemnify, hold harmless and defend the FATCA Services Provider from and against any loss, liability, claim or expense (including reasonable attorneys’ fees and disbursements) suffered or incurred by the FATCA Services Provider in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of such Fund or any third party whose data or services the FATCA Services Provider must rely upon in performing its duties hereunder; provided, however, that such indemnity shall not apply to any liability or expense resulting directly from the fraud, gross negligence or willful misconduct of the FATCA Services Provider under this Agreement.

The indemnification obligations of this Section 8 shall survive termination of this Agreement.

9. Term. This Agreement shall commence on the date hereof and shall continue in full force and effect through [1 year from the date of this Agreement] and thereafter will be automatically extended for one-year terms; provided, however, that either party may terminate pursuant to Section 10 below.

10. Termination. This Agreement shall terminate upon at least ninety (90) days written prior notice from one party to the other party; provided, however, that either party may terminate this Agreement immediately if (i) the other party commits any breach of its obligations under this Agreement and shall fail, within 30 days of receipt of written notice served by the non-breaching party requiring it to do so, to cure such breach; or (ii) the other party goes into liquidation or if a receiver is appointed of any of such party’s assets; or (iii) the notifying party believes that the other party (including any employees or agents) has committed or will commit fraud in relation to a Fund. The termination of this Agreement by some but not all of the Funds shall not affect the validity of this Agreement with respect to any remaining Funds.

11. Remote Access Services Addendum. The Remote Access Services Addendum to this Agreement shall be incorporated by reference into this Agreement.

12. Appointment of Agents. The FATCA Services Provider may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the obligations or liabilities of the FATCA Services Provider hereunder.

13. Entire Agreement. This Agreement and all exhibits and schedules and the addendum hereto constitute the entire agreement between the Parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the Parties unless it shall be in writing and signed by the party against whom enforcement is sought.

14. Assignment. This Agreement shall not be assigned by either party hereto without the prior express written consent of the other party.

15. Amendment; Waiver. This Agreement shall not be amended except by a writing signed by the Parties. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any Party to assert its rights hereunder on any occasion or series of occasions.

16. Notices. All notices shall be in writing and shall be deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Such notice shall be directed, and addressed as follows (or to such address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the FATCA Services Provider:

State Street Bank and Trust Company

200 Clarendon Street

Boston, MA 02116

Phone #:

Fax #:

Attn.:

If to a Fund:

MassMutual Select Cayman Global Allocation Fund I, Ltd.

c/o Maples Corporate Services Limited

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

18. Consent to Jurisdiction. The parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within The Commonwealth of Massachusetts. Accordingly, the parties consent and submit to the jurisdiction of the courts and any applicable arbitral body located within The Commonwealth of Massachusetts. The parties further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the federal or state courts, or if appropriate before any applicable arbitral body, located within The Commonwealth of Massachusetts.

19. Survival. The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

20. Reserved.

21. Access and Use of Information. Each Fund hereby authorizes, approves and directs the FATCA Services Provider to access and use, in connection with the provision of the FATCA Services, any Investor information that it may have in its possession in connection with any administrative services that it may provide to such Fund under separate agreement. Each Fund further authorizes, approves and directs the FATCA Services Provider to access and use the foregoing Investor information and any other information obtained or maintained by the FATCA Services Provider under this Agreement for the purposes of the FATCA Services Provider providing FATCA services to other funds or investment pools advised or managed by the Investment Manager or its affiliates. Each Fund represents and warrants that it has full power and authority to provide the foregoing authorizations and that it has obtained any necessary consent or authorization from Investors for the FATCA Services Provider to access and use Investor information as contemplated by this Section 21.

22. Data Privacy. The FATCA Services Provider shall process Personal Information received or accessed by the FATCA Services Provider under this Agreement only for the purposes of providing the FATCA Services or in connection with the provision of transfer agency or tax related services, if applicable, for the Funds under the relevant administrative services agreements with the Funds. The FATCA Services Provider will use appropriate safeguards to prevent any access, use or disclosure of Personal Information other than as permitted under this Agreement, which shall include, but not be limited to, reasonable administrative, physical and technical safeguards appropriate to protect the confidentiality, security, integrity and availability of Personal Information.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

24. Headings. Headings to sections and subsections in this Agreement are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

25. Severability. In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

26. No Third Party Beneficiaries. This Agreement is not intended to and shall not convey any rights to persons not a party to this Agreement.

27. Additional Funds. In the event that any funds and other investment vehicles in addition to those listed on Appendix A hereto desires to have the FATCA Services Provider render FATCA Services to such fund or investment vehicle under the terms and conditions hereof, it shall so notify the FATCA Services Provider in writing, and if the FATCA Services Provider agrees to provide such services, each of the FATCA Services Provider and such fund or other investment vehicle shall execute an accession agreement substantially in the form of Exhibit 1 hereto, pursuant to which such entity shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 7(a) above.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

MASSMUTUAL SELECT CAYMAN GLOBAL ALLOCATION FUND I, LTD.

By: /s/ Michael C. Eldredge
Name: Michael C. Eldredge
Title: Director

SERVICES EXHIBIT

FATCA Support Services – Annual Reporting

•

For Funds the FATCA Services Provider will compile FATCA reports and IRS/ local tax authorities forms (the “Annual Reporting”) based upon the information derived from the contracted services performed by the FATCA Services Provider and stored in its transfer agency platform utilized by the FATCA Services Provider in connection with transfer agency related services separately provided to the Fund.

•	The FATCA Services Provider will provide the Fund with the required mandatory FATCA forms and reports at a time and in a format as described in the agreed FATCA procedures.

•	The Fund and the FATCA Services Provider may agree from time to time upon additional customized reports.

APPENDIX A

List of Funds

Name of Fund	Jurisdiction of Formation
MassMutual Select Cayman Global Allocation Fund I, Ltd.	Cayman Islands

EXHIBIT 1

FORM OF ACCESSION AGREEMENT

This Accession Agreement (this “Accession Agreement”) is entered into as of the [                ] day of [                ], 201[ ] by the undersigned (the “New Fund”) pursuant to the terms of that certain FATCA Support Services Agreement dated as of [                ], 201[ ] (as amended, restated and/or modified from time to time, the “Agreement”) by and among [State Street Bank and Trust Company] and those funds, investment vehicles and other entities set forth on Appendix A thereto, severally and not jointly (each such entity, a “Fund” and collectively the “Funds”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Accession Agreement, the New Fund hereby agrees (a) to become bound by all of the terms and conditions and provisions of the Agreement as a Fund including, without limitation, the representations and warranties set forth in Section 7(a) thereof and the Services Exhibit in effect under the Agreement as of the date hereof and (b) adopts the Agreement and the Services Exhibit in effect under the Agreement as of the date hereof with the same force and effect as if the New Fund were originally a Party thereto.

IN WITNESS WHEREOF, this Accession Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

[Insert signature block for the New Fund]

Accepted and agreed:

[STATE STREET BANK AND TRUST COMPANY]

By:
Name:
Title: